EXHIBIT 10.3

OFFER LETTER DATED MARCH 13, 2006 WITH SUSAN J. RILEY.

Exhibit 10.3

March 2, 2006

Ms. Susan J. Riley

915 Secaucus Road

Secaucus, NJ 07094

Dear Sue:

On behalf of The Children’s Place Services Company, LLC it is my pleasure to confirm our offer of employment for the position of Senior Vice President, reporting to Ezra Dabah, Chief Executive Officer, with the expectation that you will assume the position of Chief Financial Officer shortly after the filing of the Company’s 2005 Financial Statements (approximately March 29, 2006). Details of our offer are as follows:

EFFECTIVE DATE:	March 13, 2006

ANNUAL BASE SALARY:	$400,000

BONUS:	You will be eligible to participate in the Management Incentive Plan. Your targeted payout is 40% of your Annual Salary and is based on the Company’s performance to profit goals.

401(k) PLAN:	Following 90 days of service, you will be eligible to participate in The Children’s Place 401(k) Savings Plan.

OTHER COMPENSATION:	You will be eligible to participate in the Company’s Long Term Compensation Plan and will receive an equity grant in the amount of 25,000 performance shares at target.

VACATION:	You will be entitled to four (4) weeks of vacation in every fiscal year, which begins February 1.

SEVERANCE:

In the event that your employment is terminated for any reason other than “Cause”, the Company will make a payment to you in the amount equal to six (6) months of your base salary, less applicable payroll deductions. This sum will be paid on a bi-weekly basis pursuant to the Company’s regular payroll practices. Receipt of the Company’s payment is conditioned on execution of the Company’s Severance Agreement and General Release of All Claims. “Cause” means (1) your failure to perform your material duties which you failed to remedy or cease within ten (10) business days after notice to you; (2) any conduct, action or behavior that has or may reasonably be viewed to have a material adverse effect on the reputation or interests of the Company or its’ parent and affiliates; (3) the commission of an act involving moral turpitude, dishonesty, fraud or the engagement in any other willful or intentional misconduct, whether or not in connection with your employment; or for an act constituting a felony under the laws of the United States or any state or political subdivision thereof.

CONFIDENTIALITY:

During your employment and thereafter, you shall not, without the prior written consent of the Company, disclose to anyone Confidential Information. “Confidential Information” shall include, without limitation, all information that is not known or available to the public concerning the business of the Company or any subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies.

Unless specifically stated in this letter, all terms and conditions of your employment are as provided by the policies and practices of The Children’s Place Retail Stores, Inc. and its affiliated companies.

This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of The Children’s Place or yourself, for continued employment of any specified period of time.

You have disclosed to us that you currently sit on the board of PJM Interconnection and have acknowledged that your first responsibility is to your duties at The Children’s Place.

Should you have any questions concerning the specifics of our offer to you, or the benefit programs, please do not hesitate to call.

Sincerely,

/S/ STEVEN BALASIANO
Steven Balasiano
Senior Vice President, General Counsel And Chief Administrative Officer

Agreed and Accepted:

/S/ SUSAN J. RILEY
Sue Riley	Date